Exhibit 99

News
Media Contact:
Greta Edgar Borza
Corporate Communications
+1 724 316 7552
edgar@ppg.com

Investor Contact:
Alex Lopez
Investor Relations
+1 412 434 3466
alejandrolopez@ppg.com
investor.ppg.com

PPG appoints Jamie Beggs as senior vice president and chief financial officer; succeeds Vince Morales
PITTSBURGH, April 28, 2026 — PPG (NYSE:PPG) today announced that its board of directors has elected Jamie A. Beggs to serve as senior vice president and chief financial officer (CFO), effective July 6. Beggs is replacing Vincent J. Morales as CFO, who announced earlier his planned retirement which will also be July 6, following a distinguished 41-year career with PPG. Beggs and Morales will work closely together in the coming months to ensure a successful transition. Beggs will report to Timothy M. Knavish, PPG chairman and chief executive officer, and will join PPG’s executive and operating committees. She will also have executive leadership responsibilities for corporate development and information technology.
Beggs joins PPG with more than 25 years of experience in financial leadership positions in public and private organizations with a focus on specialty materials and diverse end markets. Since 2020, she has served as CFO of Avient Corporation, an innovator of materials solutions. Beggs also currently serves on the board of directors of International Paper.
"We are excited to welcome Jamie to PPG as we drive and accelerate our growth strategy," said Knavish. "She brings proven financial leadership from her prior CFO experiences, deep industry expertise and extensive business leadership. On behalf of the PPG Board of Directors and our senior leadership team, we look forward to drawing on her expertise as we maintain our focus on delivering increased value creation.”
Prior to Avient Corporation, Beggs served as CFO of Hunt Consolidated, Inc., a diversified holding company for businesses in several industries, including oil and gas exploration, refining, liquefied natural gas, power and infrastructure. She also worked for 10 years at Celanese Corporation, where she served in a variety of leadership positions, including corporate vice president and treasurer, and CFO of its Materials Solutions business. She began her career at PricewaterhouseCoopers LLP after earning her bachelor's and master's degrees in accounting from the University of Texas.
“PPG is a company with an incredible legacy and an even more exciting future. I am honored to join such a talented team and look forward to partnering with Tim and the organization to build on the strong momentum underway and capture the significant opportunities ahead,” said Beggs.
PPG: WE PROTECT AND BEAUTIFY THE WORLD®
At PPG (NYSE:PPG), we work every day to develop and deliver the paints, coatings and specialty products that our customers have trusted for more than 140 years. Through dedication and creativity, we solve our customers’ biggest challenges, collaborating closely to find the right path forward. With headquarters in Pittsburgh, we market and sell in more than 50 countries and reported net sales of $15.9 billion in 2025. We serve customers in construction, consumer products, industrial and transportation markets and aftermarkets. To learn more, visit www.ppg.com.

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